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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)	October 10, 2001

Gasel Transportation Lines, Inc.

(Exact name of registrant as specified in its chapter)

Ohio	0-30185	31-1239328

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

County Road 10, Route 4, Box 181A, Marietta, Ohio	45750

(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	740-373-6479

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

On October 1, 2001, Gasel Transportation Lines, Inc. (the "Company") pledged all of the common shares of its wholly owned subsidiary corporation, Gasel Driver Training Schools, Inc. to its President and majority shareholder, Michael J. Post, as security for a loan of $100,000.00 made by him to Gasel Transportation Lines, Inc..  The loan is evidenced by a demand note bearing interest at 10% per annum, with interest payable monthly.  Immediately upon receiving the loan proceeds, Gasel Driver Training Schools, Inc. made a loan of the $100,000.00 to the Company upon the same terms and conditions.

Item 5. Other Events and Regulation FD Disclosure.

On October 10, 2001, the Board of Directors of the Company authorized the Company to enter into a contract with Crown Capital Corporation, St. Louis, Missouri, to provide investment banking services for the Company.  The scope of the engagement is for Crown Capital Corporation to assist the Company in developing and implementing a plan for improving the liquidity and value of the Company.  Services to be provided include conducting a search for potential funding sources, to assist in the potential sale, merger or acquisition of the Company, and to assist in acquisitions that may be made by the Company.  The terms and conditions of the agreement are set forth in the Exhibit 1 attached to this form.

Item 7. Financial Statements and Exhibits.

(c)	Exhibits.

	(1.)	Letter from Crown Capital Corporation dated September 14, 2001, and accepted by the Company October 10, 2001.

	(2.)	Press Release regarding hiring of Crown Capital Corporation as investment banker for Gasel Transportation Lines, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Gasel Transportation Lines, Inc. (Registrant)

Date October 10, 2001	/s/ Michael J. Post

Michael J. Post, President